SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

September 30, 2002

(Date of earliest event reported)

IVANHOE ENERGY INC.

(Exact name of Registrant as specified in its charter)

Yukon, Canada	000-30586	98-0372413

(State of Incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Suite 654
999 Canada Place
Vancouver, British Columbia V6C 3E1

(Address of principal executive offices, including zip code)

604 688 8323

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

TABLE OF CONTENTS

Item 5. Other Events
SIGNATURES

Item 5. Other Events

Sunwing Energy Ltd. (“Sunwing”) a wholly owned subsidiary of Ivanhoe Energy Inc. (“Ivanhoe”), has entered into an agreement with CITIC Energy Inc. (“CITIC”) to form a strategic alliance to seek out and develop oil and gas projects in China and around the world. CITIC Energy is a subsidiary of China International Trust & Investment Corporation, a major Chinese state-owned enterprise that holds interests in a wide range of industries including banking, information technology, investment services, real estate, engineering services and infrastructure investment.

Under the terms of the agreement, CITIC will assist Sunwing in raising its profile in Asian capital markets and gaining access to future financing opportunities. CITIC will also support Sunwing in its plan to obtain a listing for its shares on the Stock Exchange of Hong Kong.

Sunwing will, in turn, assist CITIC in identifying and acquiring interests in international oil and gas development projects and in introducing gas-to-liquids (GTL) and other advanced energy-sector technologies to China’s domestic oil and gas industry. Ivanhoe already holds a master license to Syntroleum Corporation’s proprietary GTL process, but the geographical scope of Ivanhoe’s license does not currently include China.

CITIC has also agreed to assist Sunwing in its efforts to negotiate a production sharing contract with PetroChina Corporation covering the Yudong Block in Sichuan Province. Should a production sharing contract for the Yudong Block be obtained, Sunwing and CITIC will jointly participate in the development of the project on a 70/30 basis. Within 180 days thereafter, either party can elect to convert CITIC’s 30% participating interest in the project into a 20% equity interest in Sunwing.

CITIC also has the right to appoint a representative to Sunwing’s board of directors and will be entitled to appoint a second representative if, as and when it acquires a 20% equity interest in Sunwing.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: October 21, 2002

IVANHOE ENERGY INC.

/s/	Beverly A. Bartlett

Beverly A. Bartlett Corporate Secretary